Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Delivers Fourth Quarter 2019 Results Within Guidance Range, Issues 2020 Guidance for Adjusted Earnings Per Diluted Share of $2.40 to $2.65

HIGHLIGHTS

•	Fourth quarter 2019 earnings per diluted share from continuing operations was $0.27 compared to loss per diluted share of $(0.08) for the same period in 2018.

•	Fourth quarter 2019 adjusted earnings per diluted share from continuing operations was $1.10, within the Company's guidance range of $1.03 to $1.23.

•	TreeHouse issues 2020 guidance range for adjusted earnings per diluted share from continuing operations of $2.40 to $2.65.

Oak Brook, IL, February 13, 2020 — TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter GAAP earnings per diluted share from continuing operations of $0.27 compared to a GAAP loss per diluted share from continuing operations of $(0.08) reported for the fourth quarter of 2018. The Company had adjusted earnings per diluted share from continuing operations1 of $1.10 in the fourth quarter of 2019 compared to $1.00 in the fourth quarter of 2018.

"Our 2019 results demonstrated great progress. It's important to recognize how much we accomplished in the past year - we provided consistently excellent service for our customers; we designed and stood up our commercial organization; we completed the majority of non-core asset sales; and we made great strides toward building our TreeHouse culture," said Steve Oakland, Chief Executive Officer and President.

"Our efforts to improve business profitability are reflected in the full year 2019 results, as adjusted EBIT margin1 expanded 90 basis points to 6.2%, despite revenue that was 6.5% lower," said Bill Kelley, EVP and Chief Financial Officer. "Adjusted earnings per share growth of 21% to $2.39 demonstrates the hard work we have invested in continuous improvement, ongoing expense discipline, pricing execution, and debt reduction. Although underperformance in our Broth business drove a volume shortfall in the fourth quarter, we remain encouraged by our year-over-year profitability improvement across the company."

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1
Adjusted earnings per diluted share from continuing operations, adjusted EBIT margin from continuing operations, adjusted EBITDA from continuing operations, organic net sales, and adjusted EBITDAS from continuing operations are Non-GAAP financial measures. See “Comparison of Adjusted Information to GAAP Information” for the definition of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of the Non-GAAP measures to the most directly comparable GAAP measure.

OUTLOOK

“We continue to focus on our strategic goals in 2020,” continued Mr. Oakland. “This year, we will continue to drive the organization toward growth and improved profitability. While our pivot to growth is taking longer than originally anticipated due to the carryover impact of business that was lost last year, we believe we have the right plans in place to demonstrate consistent delivery of top line growth in the back half of 2020.”

The following are TreeHouse's 2020 guidance ranges on a continuing operations basis:

•	Adjusted earnings per diluted share from continuing operations of $2.40 to $2.65

•	Net sales between $4.10 to $4.40 billion

◦	First half 2020 revenue expected to decline 3% to 5% due to approximately $175 - $200 million in revenue loss from the prior year that will carry over into 2020

◦	Second half 2020 revenue is anticipated to accelerate to 2% to 3% growth driven by innovation and new business wins in Meal Solutions and Baked Goods

•	Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations[1] between $480 to $510 million

•	Net interest expense between $93 and $97 million

•	Effective tax rate of 22% to 24%

•	Diluted weighted average shares outstanding of approximately 57 million shares

•	Free cash flow of $250 to $300 million, with the priority for cash proceeds to reduce debt

In regard to the first quarter of 2020, the Company expects adjusted earnings per share in the range of $0.20 to $0.30 per diluted share from continuing operations and net sales in the range of $0.98 to $1.02 billion.

The Company is not able to reconcile prospective adjusted earnings per diluted share from continuing operations and prospective adjusted EBITDA (Non-GAAP) to the most comparable GAAP financial measure without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

FOURTH QUARTER 2019 FINANCIAL RESULTS

Net sales for the fourth quarter of 2019 totaled $1,139.5 million compared to $1,193.5 million for the same period last year, a decrease of 4.5%. The change in net sales from 2018 to 2019 was due to the following:

	Three Months		Twelve Months
	Percent	Percentage Change in Pounds	Percent	Percentage Change in Pounds
	(unaudited)		(unaudited)
Volume/mix excluding SKU rationalization	(4.0)%	(5.1)%	(5.6)%	(7.2)%
Pricing	0.2	—	0.6	—
Change in organic net sales[1]	(3.8)%	(5.1)%	(5.0)%	(7.2)%
SKU rationalization	(0.7)	(0.6)	(1.3)	(1.3)
Divestiture	—	—	(0.1)	(0.1)
Foreign currency	—	—	(0.1)	—
Total change in net sales	(4.5)%	(5.7)%	(6.5)%	(8.6)%

Organic net sales decreased 3.8% in the fourth quarter of 2019 compared to the fourth quarter of 2018 driven by:

•	Volume/mix was unfavorable 4.0% year-over-year due to decreases in all segments with the most significant decline in Meal Solutions, primarily due to lost distribution.

•	Pricing was favorable 0.2% in the fourth quarter of 2019 compared to 2018, reflecting pricing actions to recover commodity, packaging, and freight inflation.

Our efforts to simplify and rationalize low margin SKUs from our product portfolio contributed 0.7% to the overall year-over-year decline in net sales, primarily within our Baked Goods segment.

Gross profit as a percentage of net sales was 19.8% in the fourth quarter of 2019, compared to 21.1% in the fourth quarter of 2018, a decrease of 1.3 percentage points. The decrease is primarily due to unfavorable volume/mix due to lost distribution and higher period expense associated with a change in regulatory compliance, partially offset by lower restructuring program expenses.

Total operating expenses as a percentage of net sales were 17.0% in the fourth quarter of 2019 compared to 16.6% in the fourth quarter of 2018, an increase of 0.4 percentage points. The increase is primarily attributable to the non-cash impairment charge of $41.1 million related to the announced sale of the Fridley, Minnesota and Lodi, California In-Store Bakery facilities. This increase was partially offset by lower restructuring program expenses and the associated cost savings, lower freight costs due to increased market capacity and a reduction in spot market usage, and lower variable incentive compensation.

Total other expense decreased by $43.9 million to $12.0 million in the fourth quarter of 2019 compared to $55.9 million in the fourth quarter of 2018. The decrease is primarily related to non-cash mark-to-market income from hedging activities in the fourth quarter of 2019 compared to mark-to-market expense in the fourth quarter of 2018, driven by interest rate swaps. Favorable fluctuations in currency exchange rates between the U.S. and Canadian dollar during the respective periods and lower interest expense driven by lower net debt and the year-over-year reduction in LIBOR also contributed to the decrease in total other expense.

The Company's fourth quarter 2019 effective income tax rate was 23.1% compared to (51.7)% in the fourth quarter of 2018. The change in the rate year-over-year is primarily due to the overall impact of discrete items on low fourth quarter income before taxes in 2018 compared to 2019 and the revaluation of attributes and income tax receivables acquired in previous acquisitions.

Net income from continuing operations for the fourth quarter of 2019 was $15.3 million, compared to net loss from continuing operations of $4.4 million for the same period of the previous year. Adjusted EBITDAS1 was $161.1 million in the fourth quarter of 2019, an increase of 4.9% compared to the fourth quarter of 2018. The increase in adjusted EBITDAS was primarily due to cost savings from TreeHouse 2020 and Structure to Win initiatives, lower freight costs due to increased market capacity and a reduction in spot market usage, and lower variable incentive compensation, partially offset by lower volume.

Net income from discontinued operations of $0.2 million increased $9.7 million in the fourth quarter of 2019 compared to the fourth quarter of 2018. The increase is driven by the timing of the Snacks division and RTE Cereal divestitures.

Our cash provided by operating activities from continuing operations was $263.9 million in 2019 compared to $472.1 million in 2018, a decrease of $208.2 million. The decrease is primarily attributable to lower accounts payable and higher incentive compensation payments partially offset by lower receivables due to higher use of the receivables sales program. Accounts payable decreased largely due to the settlement of payables retained as part of the divestiture of the Snacks division. The Company's working capital management emphasis continues to be focused on reducing inventory, driving faster collection of receivables, and extending vendor terms.

The Company’s three and twelve months 2019 and 2018 results included certain items noted below that, in management’s judgment, affect the assessment of earnings period-over-period.

RECONCILIATION OF DILUTED INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Diluted income (loss) per share from continuing operations (GAAP)	$0.27	$(0.08)	$(1.96)	$(0.83)
Impairment	0.72	—	2.28	—
Restructuring programs	0.27	0.82	1.87	2.95
Mark-to-market adjustments	(0.12)	0.50	0.83	0.40
Litigation matter	—	—	0.44	—
Change in regulatory requirements	0.16	—	0.26	—
Multiemployer pension plan withdrawal	0.01	—	0.08	—
Executive management transition	0.05	—	0.05	0.23
Tax indemnification	—	(0.09)	0.02	(0.04)
Acquisition, integration, divestiture, and related costs	0.01	0.01	0.01	(0.24)
Product recall	—	—	0.01	—
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.04)	0.08	(0.09)	0.11
Debt amendment and repurchase activity	—	—	—	0.12
Taxes on adjusting items	(0.23)	(0.25)	(1.42)	(0.75)
Dilutive impact of shares [2]	—	0.01	0.01	0.02
Adjusted diluted EPS from continuing operations (Non-GAAP)	$1.10	$1.00	$2.39	$1.97

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2
As reported results for the twelve months ended December 31, 2019 and the three and twelve months ended December 31, 2018 reflect a loss, all equity awards were considered anti-dilutive and excluded from the EPS calculation. The corresponding adjusted amounts, however, reflect net income and equity awards are considered dilutive. Accordingly, adjustments are required to reflect total dilutive shares of 56.5 million compared to basic shares of 56.2 million for the twelve months ended December 31, 2019 and total dilutive shares of 56.5 million compared to basic shares of 56.0 million for the three and twelve months ended December 31, 2018.

FOURTH QUARTER 2019 SEGMENT RESULTS

	Three Months Ended December 31,
	Baked Goods		Beverages		Meal Solutions
	2019	2018	2019	2018	2019	2018
	(unaudited, dollars in millions)
Net sales	$406.5	$425.2	$268.0	$286.6	$465.0	$481.7
Direct operating income	53.9	53.0	44.2	51.0	63.9	67.6
Direct operating income percent	13.3%	12.5%	16.5%	17.8%	13.7%	14.0%

The change in net sales from the fourth quarter of 2018 to the fourth quarter of 2019 was due to the following:

	Three Months Ended December 31,
	Baked Goods		Beverages		Meal Solutions
	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2018 Net Sales	$425.2		$286.6		$481.7
SKU rationalization	(7.7)	(1.8)%	(0.1)	—%	(0.2)	(0.1)%
Volume/mix excluding SKU rationalization	(12.5)	(3.0)	(7.7)	(2.7)	(27.3)	(5.6)
Pricing	1.5	0.4	(10.8)	(3.8)	11.2	2.3
Foreign currency	—	—	—	—	(0.4)	(0.1)
2019 Net Sales	$406.5	(4.4)%	$268.0	(6.5)%	$465.0	(3.5)%

Baked Goods

Net sales in the Baked Goods segment decreased $18.7 million, or 4.4%, in the fourth quarter of 2019 compared to the fourth quarter of 2018. The change in net sales was due to unfavorable volume/mix mostly from lost distribution related to In-Store Bakery, Bars, and Crackers, and the efforts to simplify and rationalize low margin SKUs. Partially offsetting the overall decline in net sales was a pricing increase of $1.5 million, or 0.4%, driven by pricing actions taken to recover commodity, freight, and packaging inflation, partially offset by increased trade spend.

Direct operating income as a percentage of net sales increased 0.8 percentage points in the fourth quarter of 2019 compared to the fourth quarter of 2018. This increase was primarily driven by cost savings due to TreeHouse 2020 and Structure to Win initiatives and lower freight costs due to increased market capacity and reduced spot market usage. These improvements were partially offset by lower volumes and higher period expense.

Beverages

Net sales in the Beverages segment decreased $18.6 million, or 6.5%, in the fourth quarter of 2019 compared to the fourth quarter of 2018. The change in net sales was due to unfavorable pricing and trade attributable to competitive pressure in Single Serve Beverages and unfavorable volume/mix primarily due to lost distribution mostly related to Single Serve Beverages, Broth, and Powdered Creamers.

Direct operating income as a percentage of net sales decreased 1.3 percentage points in the fourth quarter of 2019 compared to the fourth quarter of 2018. The decrease primarily resulted from unfavorable pricing and trade attributable to continued competitive pressure in Single Serve Beverages. These declines were partially offset by lower freight costs due to increased market capacity and reduced spot market usage, and lower selling, general, and administrative expenses driven by cost savings due to Structure to Win initiatives.

Meal Solutions

Net sales in the Meal Solutions segment decreased $16.7 million, or 3.5%, in the fourth quarter of 2019 compared to the fourth quarter of 2018. The change in net sales was due to unfavorable volume/mix primarily from lost distribution related to Pasta and Pickles and unfavorable foreign currency. These declines were partially offset by lower trade spend and pricing actions taken to recover commodity, freight, and packaging inflation.

Direct operating income as a percentage of net sales decreased 0.3 percentage points in the fourth quarter of 2019 compared to the fourth quarter of 2018. The decrease was primarily due to unfavorable volume/mix mostly due to lost distribution partially offset by reduced trade spend and pricing actions taken to recover commodity, freight, and packaging inflation.

YEAR TO DATE 2019 SEGMENT RESULTS

	Twelve Months Ended December 31,
	Baked Goods		Beverages		Meal Solutions
	2019	2018	2019	2018	2019	2018
	(unaudited, dollars in millions)
Net sales	$1,465.2	$1,551.4	$952.4	$1,008.4	$1,871.3	$2,028.0
Direct operating income	161.4	142.9	167.0	180.3	227.1	253.5
Direct operating income percent	11.0%	9.2%	17.5%	17.9%	12.1%	12.5%

The change in net sales from 2018 to 2019 was due to the following:

	Twelve Months Ended December 31,
	Baked Goods		Beverages		Meal Solutions
	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2018 Net sales	$1,551.4		$1,008.4		$2,028.0
SKU rationalization	(39.8)	(2.6)%	(5.2)	(0.6)%	(15.2)	(0.7)%
Volume/mix excluding SKU rationalization	(69.8)	(4.5)	(27.4)	(2.7)	(159.3)	(7.9)
Pricing	24.8	1.6	(23.4)	(2.3)	26.1	1.3
Divestiture	—	—	—	—	(4.5)	(0.2)
Foreign currency	(1.4)	(0.1)	—	—	(3.8)	(0.2)
2019 Net sales	$1,465.2	(5.6)%	$952.4	(5.6)%	$1,871.3	(7.7)%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings and its outlook will be held at 9:00 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx.

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that both its Snacks division and its RTE Cereal business met the discontinued operations criteria and as such, both businesses have been excluded from continuing operations and segment results for all periods presented.

ASSETS HELD FOR SALE

During the fourth quarter of 2019, the Company reached the decision to sell two of its In-Store Bakery facilities located in Fridley, Minnesota and Lodi, California. These two facilities are within the Baked Goods reporting segment. The Company determined the associated assets met the held for sale accounting criteria as of December 31, 2019 and were classified accordingly in the Consolidated Balance Sheets. These two facilities did not meet the criteria to be presented as a discontinued operation.

COMPARISON OF NON-GAAP INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Stockholders' Equity, and the Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic Net Sales is defined as net sales excluding the impacts of SKU rationalization, divestitures, and foreign currency. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations (“adjusted diluted EPS”) reflects adjustments to GAAP income (loss) per diluted share from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, restructuring programs, impairment of assets, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted income (loss) per share from continuing operations as presented in the Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDAS from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Adjusted EBITDAS Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net income (loss) from continuing operations as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, income tax expense, and depreciation and amortization expense. Adjusted EBITDAS from continuing operations represents adjusted EBITDA from continuing operations before non-cash stock-based compensation expense. Adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations, adjusted EBITDA margin from continuing operations, and adjusted EBITDAS margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net income (loss) from continuing operations for the three and twelve month periods ended December 31, 2019 and 2018 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations which represents net cash provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities for the twelve months ended December 31, 2019 and 2018 calculated according to GAAP and free cash flow is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have over 40 production facilities across the United States, Canada and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our product portfolio includes shelf stable, refrigerated, frozen and fresh products, including baked goods (cookies, crackers, pretzels, refrigerated dough, frozen waffles, in-store bakery products and snack bars); beverages (broth, single serve hot beverages, ready-to-drink coffee, creamers and powdered drinks); and meal solutions (dressings, hot cereal, macaroni and cheese, pasta, pickles, sauces and side dishes). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	December 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$202.3	$164.3
Receivables, net of allowance for doubtful accounts of $0.9 and $1.0	270.6	351.3
Inventories	544.0	615.6
Prepaid expenses and other current assets	44.5	61.0
Assets held for sale	27.0	—
Assets of discontinued operations	131.1	485.8
Total current assets	1,219.5	1,678.0
Property, plant, and equipment, net	1,045.2	1,142.3
Operating lease right-of-use assets	175.3	—
Goodwill	2,107.3	2,107.9
Intangible assets, net	554.7	656.4
Other assets, net	37.4	44.7
Total assets	$5,139.4	$5,629.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$508.4	$577.9
Accrued expenses	273.2	252.5
Current portion of long-term debt	15.3	1.2
Liabilities of discontinued operations	16.5	6.0
Total current liabilities	813.4	837.6
Long-term debt	2,091.7	2,297.4
Operating lease liabilities	158.5	—
Deferred income taxes	101.5	166.1
Other long-term liabilities	143.4	168.2
Total liabilities	3,308.5	3,469.3
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.2 and 56.0 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(83.3)	(83.3)
Additional paid-in capital	2,154.6	2,135.8
(Accumulated deficit) Retained earnings	(157.0)	204.0
Accumulated other comprehensive loss	(84.0)	(97.1)
Total stockholders’ equity	1,830.9	2,160.0
Total liabilities and stockholders’ equity	$5,139.4	$5,629.3

TREEHOUSE FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019		2018
	(Unaudited)		(Unaudited)
Net sales	$1,139.5	$1,193.5	$4,288.9		$4,587.8
Cost of sales	914.4	942.0	3,492.1		3,695.6
Gross profit	225.1	251.5	796.8		892.2
Operating expenses:
Selling and distribution	65.7	81.7	256.9		328.5
General and administrative	53.3	55.7	253.2		264.4
Amortization expense	17.7	20.0	74.1		80.2
Asset impairment	41.1	—	129.1		—
Other operating expense, net	15.4	41.1	99.6		135.7
Total operating expenses	193.2	198.5	812.9		808.8
Operating income (loss)	31.9	53.0	(16.1)		83.4
Other expense (income):
Interest expense	23.9	25.3	102.4		107.8
(Gain) loss on foreign currency exchange	(2.2)	3.6	(3.5)		8.6
Other expense (income), net	(9.7)	27.0	40.8		24.6
Total other expense	12.0	55.9	139.7		141.0
Income (loss) before income taxes	19.9	(2.9)	(155.8)		(57.6)
Income tax expense (benefit)	4.6	1.5	(45.5)		(11.4)
Net income (loss) from continuing operations	$15.3	$(4.4)	$(110.3)		$(46.2)
Net income (loss) from discontinued operations	0.2	(9.5)	(250.7)		(18.2)
Net income (loss)	$15.5	$(13.9)	$(361.0)		$(64.4)

Earnings (loss) per common share - basic:
Continuing operations	$0.27	$(0.08)	$(1.96)		$(0.83)
Discontinued operations	—	(0.17)	(4.46)		(0.33)
Net earnings (loss) per share basic (1)	$0.27	$(0.25)	$(6.42)		$(1.15)

Earnings (loss) per common share - diluted:
Continuing operations	$0.27	$(0.08)	$(1.96)		$(0.83)
Discontinued operations	—	(0.17)	(4.46)		(0.33)
Net earnings (loss) per share diluted (1)	$0.27	$(0.25)	$(6.42)		$(1.15)

Weighted average common shares:
Basic	56.3	56.0	56.2		56.0
Diluted	56.6	56.0	56.2		56.0

Supplemental Information:
Depreciation and amortization	$53.3	$57.4	$210.6	—	$225.2
Stock-based compensation expense, before tax	5.1	3.8	22.6	—	30.7

(1) The sum of the individual per share amounts may not add due to rounding.

The following table reconciles the Company’s net income (loss) from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations for the three and twelve months ended December 31, 2019 and 2018.
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT, ADJUSTED EBITDA, AND ADJUSTED EBITDAS FROM CONTINUING OPERATIONS

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2019	2018	2019	2018
		(unaudited in millions)
Net income (loss) from continuing operations (GAAP)		$15.3	$(4.4)	$(110.3)	$(46.2)
Impairment	(1)	41.1	—	129.1	—
Restructuring programs	(2)	15.5	46.6	105.4	166.7
Mark-to-market adjustments	(3)	(6.6)	28.3	47.0	22.5
Litigation matter	(4)	—	—	25.0	—
Change in regulatory requirements	(5)	9.2	—	14.7	—
Multiemployer pension plan withdrawal	(6)	0.2	—	4.3	—
Executive management transition	(7)	2.9	—	2.9	13.0
Tax indemnification	(8)	(0.2)	(4.9)	1.6	(2.0)
Acquisition, integration, divestiture, and related costs	(9)	0.4	0.6	0.6	(13.5)
Product recall	(10)	—	—	0.3	—
Foreign currency (gain) loss on re-measurement of intercompany notes	(11)	(2.4)	4.3	(5.0)	6.2
Debt amendment and repurchase activity	(12)	—	—	—	6.8
Less: Taxes on adjusting items		(12.9)	(14.1)	(80.5)	(42.0)
Adjusted net income from continuing operations (Non-GAAP)		62.5	56.4	135.1	111.5
Interest expense (excluding debt amendment and repurchase activity)		23.9	25.3	102.4	105.4
Interest income		(0.2)	—	(4.8)	(3.8)
Income tax expense (benefit)		4.6	1.5	(45.5)	(11.4)
Add: Taxes on adjusting items		12.9	14.1	80.5	42.0
Adjusted EBIT from continuing operations (Non-GAAP)		103.7	97.3	267.7	243.7
Depreciation and amortization	(13)	52.8	52.6	206.8	209.1
Adjusted EBITDA from continuing operations (Non-GAAP)		156.5	149.9	474.5	452.8
Stock-based compensation expense	(14)	4.6	3.7	21.6	20.5
Adjusted EBITDAS from continuing operations (Non-GAAP)		$161.1	$153.6	$496.1	$473.3

Adjusted net income margin from continuing operations		5.5%	4.7%	3.1%	2.4%
Adjusted EBIT margin from continuing operations		9.1%	8.2%	6.2%	5.3%
Adjusted EBITDA margin from continuing operations		13.7%	12.6%	11.1%	9.9%
Adjusted EBITDAS margin from continuing operations		14.1%	12.9%	11.6%	10.3%

		Location in	Three Months Ended December 31,		Twelve Months Ended December 31,
		Consolidated Statements of Operations	2019	2018	2019	2018
			(unaudited in millions)
(1)	Impairment	Asset impairment	$41.1	$—	$129.1	$—
(2)	Restructuring programs	Other operating expense, net	14.9	40.9	99.3	149.1
		Cost of sales	0.6	4.7	4.4	13.3
		General and administrative	—	1.0	1.7	4.3
(3)	Mark-to-market adjustments	Other expense (income), net	(6.6)	28.3	47.0	22.5
(4)	Litigation matter	General and administrative	—	—	25.0	—
(5)	Change in regulatory requirements	Cost of sales	7.4	—	11.4	—
		Selling and distribution	1.6	—	2.8	—
		General and administrative	0.2	—	0.5	—
(6)	Multiemployer pension plan withdrawal	Cost of sales	0.2	—	4.3	—
(7)	Executive management transition	General and administrative	2.9	—	2.9	13.0
(8)	Tax indemnification	Other expense (income), net	(0.2)	(4.9)	1.6	(2.0)
(9)	Acquisition, integration, divestiture, and related costs	General and administrative	0.1	0.4	0.3	(0.1)
		Other operating expense, net	0.3	0.2	0.3	(13.4)
(10)	Product recall	General and administrative	—	—	0.3	—
(11)	Foreign currency (gain) loss on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	(2.4)	4.3	(5.0)	6.2
(12)	Debt amendment and repurchase activity	General and administrative	—	—	—	0.2
		Other expense (income), net	—	—	—	4.2
		Interest expense	—	—	—	2.4
(13)	Depreciation included as an adjusting item	Cost of sales	0.5	4.0	2.2	12.1
		General and administrative	—	0.8	1.6	4.1
(14)	Stock-based compensation expense included as an adjusting item	General and administrative	0.5	0.1	1.0	10.3

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS

	Twelve Months Ended December 31,
	2019	2018
	(In millions)
Net Cash Flows Provided By (Used In):
Operating activities - from continuing operations	$263.9	$472.1
Investing activities - from continuing operations	(139.3)	(142.4)
Financing activities - from continuing operations	(206.9)	(311.0)
Cash flows from discontinued operations	115.0	15.2

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES - CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS

	Twelve Months Ended December 31,
	2019	2018
	(In millions)
Cash flow provided by operating activities - continuing operations	$263.9	$472.1
Less: Capital expenditures	(146.8)	(177.4)
Free cash flow from continuing operations	$117.1	$294.7